EXHIBIT 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investors:
Angela Steinway
(609) 936-2268
angela.steinway@integralife.com

Media:
Gianna Sabella
(609) 936-2389
gianna.sabella@integralife.com

Integra LifeSciences to Acquire Medtronic’s MicroFrance and Xomed Manual ENT and Laparoscopy Instrumentation Lines

Plainsboro, New Jersey / September 17, 2014 – Integra LifeSciences Holdings Corporation (NASDAQ: IART - news) and Medtronic, Inc. today announced an agreement in which Integra will acquire Medtronic’s MicroFrance and Xomed manual ENT and laparoscopy instrumentation lines for approximately $60 million in cash. Integra expects the transaction to close, subject to customary closing requirements, in the fourth quarter of 2014.

The MicroFrance business, which includes Xomed’s manual ENT instruments, designs, manufactures and sells reusable handheld instruments to ear, nose and throat (“ENT”) and laparoscopy surgical specialists. Under the terms of the agreement, Integra will acquire a portfolio of approximately 4,000 MicroFrance and Xomed manual ENT and laparoscopic surgical instruments, as well as the St. Aubin le Monial, France manufacturing facility. Integra plans to fund this transaction with cash held outside the U.S.

“This announcement reflects Integra’s continuing commitment to building our Instruments business. The transaction provides access to R&D, service & repair and other infrastructure already in place in St. Aubin le Monial, France, which will improve our ability to service our current portfolio and to develop new products,” said Debbie Leonetti, Integra’s CVP, President, U.S. Instruments. “These products also align nicely with our current sales channels as well as adjacent divisions, particularly our Neurosurgery business.”

The addition of the MicroFrance business will expand Integra’s Instruments presence outside the US. In the most recent annual reporting period, sales from the products being acquired totaled approximately $30 million, two-thirds of which were generated outside the U.S.

“We are excited about adding the MicroFrance business, which advances our strategic objectives in both our Instruments and International businesses while meeting our profitability and return goals,” said Glenn Coleman, Integra’s Chief Financial Officer.

Integra expects to record approximately $27 million to $30 million in revenue and approximately 10 cents of adjusted EPS in calendar 2015 from this acquisition. The earnings accretion should rise after the first year once certain sales transitions are complete. The Company expects the acquisition to contribute less than $5 million in revenue and be neutral to earnings in the fourth quarter of 2014. The transition and integration is expected to be completed by the second half of 2015.

About Integra

EXHIBIT 99.1

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company's judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate Medtronic’s MicroFrance and Xomed Manual ENT and Laparoscopy Instrumentation business into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition, and the impact of the acquisition on results of operations, including revenue growth and earnings per share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2013 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.